FY 2018 Pro Forma Adjusted EBITDA Bridge ($ in millions) . $10.5 million – Dover Downs FY 2018 Adjusted EBITDA . $4.7 million – Cost synergies net of incremental operating expenses . ~$4.5 million – Unrealized benefit from change to Delaware gaming tax legislation (1) $10 $194 $180 $20 $2 $166 $14 2018A TRWH TRWH 2018A TRWH Adjusted (+) Dover Downs (+) Tiverton (--) Newport Grand PF TRWH Property-Level corporate overhead EBITDA EBITDA run-rate Closing 2018 Adjusted EBITDA Adjusted EBITDA Note: See EBITDA reconciliation on p. 37 for supporting detail. (1) Annualized $6.5mm of the last five months of adjusted EBITDA generated since opening; only four months of actual reflected in 2018A TRWH Adjusted EBITDA. 28

Adjusted EBITDA Reconciliations A Merger and going public expenses primarily include Twin River Worldwide Holdings, Inc. legal and financial advisory costs related to the merger Fiscal year ended 12/31, of TRWH and Dover Downs and the costs of TRWH ($ in millions) 2017 2018 becoming a public company Net income $62 $71 Depreciation and amortization 22 22 B Newport Grand disposal loss represents the loss on Provision for income taxes 39 26 the sale of the land and building, write-down of Interest expense, net of interest income 23 23 building improvements and write-off of equipment A Merger and going public expenses – 7 B Newport Grand disposal loss – 7 C The pension withdrawal expense represents the C Pension withdrawal expense – 4 accrual for the New England Teamsters Multi- D Expansion and pre-opening expenses 0 3 employer pension plan withdrawal liability E Non-recurring litigation expenses 2 2 F Share-based compensation 18 (1) D Expansion and pre-opening expenses represent costs G Other 1 3 incurred for Tiverton Casino Hotel prior to its opening Consolidated Adjusted EBITDA $167 $166 on September 1, 2018 E Non-recurring litigation expense represents legal expenses incurred by TRWH in connection with certain litigation matters (net of insurance reimbursement) Dover Downs Gaming & Entertainment F Share-based compensation decreased by $19.3 million for the decreased fair value of stock options classified Fiscal year ended, as liability awards that are recorded at fair value at the ($ in millions) 2017 2018 end of each reporting period Net earnings ($1) $0 Income tax expense 1 0 G Other consists of pension audit payments, legal and Interest expense 1 1 financial expenses, Credit Agreement amendment Depreciation 8 8 expenses, acquisition expenses associated with the A Merger costs – 1 acquisition of three casinos from Affinity Gaming and Total Adjusted EBITDA $8 $11 storm-related repair expenses 37